UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): June 3, 2011 (May 28, 2011)

CHINA HGS REAL ESTATE INC.
(Exact name of registrant as specified in its charter)

Florida	001-34864	33-0961490
(State or other jurisdiction of	(Commission File Number)	(IRS Employer Identification No.)
incorporation or organization)

6 Xinghan Road, 19th Floor, Hanzhong City
Shaanxi Province, PRC 723000
(Address of principal executive offices)

(86) 091 - 62622612 (Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01   Entry into a Material Definitive Agreement.

The Company entered a residential-apartment bulk-purchase agreement (the “Agreement”) with Hanzhong Municipal Public Security Bureau (the “Purchaser”) on May 28, 2011. Pursuant to this Agreement, the Purchaser will purchase a total of 224 residential-apartment units in Tower C1 and Tower C3 of the Company’s “Mingzhu Beiyuan” project located in downtown Hanzhong for a total price of RMB 120 million (approximately $18.5 million) (the “Bulk-purchase”). According to this Agreement, the Purchaser has agreed to pay RMB100, 000 for each apartment unit within 10 days after the date of the Agreement, and pay 50% of the total price (RMB 60 million, or approximately $9.2 million) to the Company within two months after signing the Agreement. The Company shall deliver all residential apartments under the contract within two and a half years after breaking ground.

The foregoing summary of the Bulk-purchase does not purport to be complete and is qualified in its entirety by reference to the Bulk-purchase Agreement, copy of which is attached hereto as Exhibits 10.1.

Item 8.01   Other Events

On June 3, 2011, the Company issued a press release announcing the Bulk-purchase.

A copy of the Press Release is furnished as Exhibit 99.1 hereto and is incorporated by reference herein.  The description of the Press Release contained herein is qualified in its entirety by the full text of such exhibit.

Item 9.01   Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Description
10.1	Bulk-purchase Agreement by and between the Company and Hanzhong Municipal Public Security Bureau, dated May 28, 2011.

99.1	Press release of the Company issued on June 3, 2011.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CHINA HGS REAL ESTATE, INC. (Registrant)

Date: June 3, 2011	By:	/s/ Xiaojun Zhu
Xiajoun Zhu
Chief Executive Officer, Chief Financial Officer and Chairman of the Board